Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900
mkendrick@seitel.com

SEITEL ANNOUNCES SECOND QUARTER 2017 RESULTS

HOUSTON, August 9, 2017 - Seitel, Inc., a leading provider of onshore seismic data to the oil and gas industry in North America, today reported results for the second quarter ended June 30, 2017.

Second Quarter Highlights -

•	Total revenue was $23.7 million compared to $24.3 million in Q2 2016.

•	Cash resales totaled $12.9 million compared to $19.1 million in Q2 2016.

•	Cash flows from operating activities were $6.7 million compared to $(5.9) million in Q2 2016.

•	Cash EBITDA was $8.4 million compared to $15.0 million in Q2 2016.

First Six Months Highlights -

•	Total revenue was $44.3 million compared to $36.3 million in 2016.

•	Cash resales totaled $26.9 million compared to $21.8 million in 2016.

•	Cash flows from operating activities were $20.9 million compared to $4.8 million in 2016.

•	Cash EBITDA was $17.3 million compared to $13.3 million in 2016.

“We are pleased with the level of our cash resales for the first half of the year with an increase of 23% over the first half of last year,” commented Rob Monson, president and chief executive officer. “Although crude oil prices have recovered from the lows experienced in the first quarter of 2016, oil prices showed weakness during the second quarter of this year with prices reaching their lowest levels year-to-date in late June. While there has been some recovery in crude oil prices since then, uncertainty in the price outlook remains, causing some E&P companies to announce reductions in their capital spending programs for the remainder of 2017. As a result, we believe that seismic spending will continue to fluctuate quarter to quarter as E&P companies continue to closely evaluate spending levels.”
Total revenue for the second quarter of 2017 was $23.7 million, consisting of acquisition underwriting revenue of $4.4 million, resale licensing revenue of $18.9 million and solutions and other revenue of $0.5 million. This compares to total revenue of $24.3 million in the second quarter of 2016, consisting of acquisition underwriting revenue of $4.9 million, resale licensing revenue of $19.1 million and solutions and other revenue of $0.4 million. Cash resales, a component of resale licensing revenue, were $12.9 million in the second quarter of 2017 compared to cash resales of $19.1 million in the second quarter of 2016.

Total revenue for the six months ended June 30, 2017 was $44.3 million compared to $36.3 million for the same period last year. Acquisition underwriting revenue was $11.3 million for the first six months of 2017 compared to $9.9 million in the first six months of 2016. This increase was primarily attributable to an increase in new data acquisition activity in Canada following reduced activity in 2016. New data acquisition activity in the first six months of 2017 was focused in the Eagle Ford/Woodbine and Louisiana Cotton Valley areas in the U.S. and in the Montney area in Canada. Total resale licensing revenue was $32.1 million in the first six months of 2017 compared to $25.5 million in the first six months of 2016. For the first six months of 2017, cash resales were $26.9 million compared to $21.8 million in the first six months of 2016, reflecting some increase in capital spending by our E&P clients as a result of the improved, but still volatile, commodity price environment. Solutions and other revenue was $1.0 million in the first six months of 2017 compared to $0.9 million in the first six months of 2016.

Our net loss was $9.6 million for the second quarter of 2017 compared to $9.2 million for the second quarter of 2016. The increase in the loss between quarters was primarily due to an increase in income tax expense along with slightly lower total revenues and a small increase in selling, general and administrative (“SG&A”) expenses, partially offset by a decrease in

(more)

amortization expense associated with our seismic data library. Our net loss was $23.0 million in the first six months of 2017 compared to $23.1 million in the first six months of 2016. The slight decrease in loss between the six month periods was primarily due to higher revenues, partially offset by higher amortization of our seismic data library and a reduction in income tax benefit.

Cash flows from operating activities were $6.7 million in the second quarter of 2017 compared to $(5.9) million in the second quarter of 2016. The increase in cash flows between the periods was primarily due to increased collections of cash resales in the second quarter of 2017 resulting from higher levels of cash resale activity in the first quarter of 2017 and higher collections of acquisition underwriting revenue as a result of invoice timing. Cash flows from operating activities were $20.9 million for the first six months of 2017 compared to $4.8 million for the first six months of 2016. The increase between periods was primarily due to higher collections of cash resales in 2017 due to increased activity beginning in the fourth quarter of 2016, partially offset by payments of 2016 annual incentive compensation made in 2017 and slightly lower collections of acquisition underwriting revenue as a result of invoice timing.

Cash EBITDA, a non-GAAP measure, generally defined as cash resales and solutions revenue less cash operating expenses (excluding severance and various non-routine items), was $8.4 million in the second quarter of 2017 compared to $15.0 million in the same period last year. The decrease between periods was primarily the result of lower cash resales. Cash EBITDA was $17.3 million in the first six months of 2017 compared to $13.3 million in the first half of last year. The increase from the first half of 2016 to 2017 was primarily due to higher cash resales partially offset by higher routine cash SG&A expenses.

SG&A expenses were $5.0 million in the second quarter of 2017 compared to $4.7 million in the second quarter of last year. The increase between the quarterly periods was primarily due to an increase in variable compensation related to our annual incentive compensation plan resulting from overall improving Cash EBITDA in 2017. No comparable expense was recorded for the annual incentive compensation plan in the second quarter of 2016 due to the uncertainty of achieving the goals set for 2016 as a result of the industry environment. SG&A expenses were $10.7 million in the first six months of 2017 compared to $10.6 million in the same period last year. Although the change year over year was minimal, it was a combination of an increase of $1.1 million in routine overhead costs, primarily annual incentive compensation, offset by a decrease of $1.0 million due to termination benefits related to layoffs of personnel that were included in the 2016 period.

In the first six months of 2017, gross capital expenditures were $18.9 million, of which $12.0 million related to new data acquisition projects primarily located in the Eagle Ford/Woodbine and Louisiana Cotton Valley areas in the U.S. and in the Montney area in Canada. Our net cash capital expenditures totaled $6.5 million in the first six months of 2017. Our current backlog of capital expenditures relates to new data acquisition projects located in the Permian and Eagle Ford/Woodbine and totals $10.2 million, of which we have obtained cash underwriting of $8.0 million. We expect approximately $1.4 million of the $2.2 million committed net cash capital expenditures to be incurred in 2017.

CONFERENCE CALL
Seitel’s next conference call will be held after the release of its year-end 2017 results in February 2018. Should investors or analysts wish to contact the Company, please feel free to contact Marcia Kendrick at the email address or telephone number provided in this release.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel’s data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is one of the largest available for licensing in North America and includes leading positions in oil, liquids-rich and natural gas unconventional plays as well as conventional areas. Seitel has ownership in over 45,000 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel has also expanded into Mexico through reprocessing existing 2D seismic data for licensing to oil and gas companies. Seitel serves a market which includes over 1,500 companies in the oil and gas industry.

FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,”

“target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance, but represent our present belief, based on our current expectations and assumptions, with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated cash flows are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the capital expenditure budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance or project future results based on such forward-looking statements or present or prior earnings levels. Except as required by applicable law, we disclaim any duty to update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

INFORMATION RELATED TO FINANCIAL MEASURES
We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as cash EBITDA and net cash capital expenditures, provide useful supplemental information to investors regarding the company’s operating and financial performance and are useful for period-over-period comparisons. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. Non-GAAP financial measures included in this press release are cash EBITDA, for which the most comparable GAAP measure is cash flows from operating activities and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures. Reconciliations of each non-GAAP financial measure to its most comparable GAAP measure are included at the end of this press release.

(Tables to follow)

SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	June 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$60,843	$55,997
Receivables, net	19,861	26,094
Net seismic data library	91,286	115,922
Net property and equipment	1,622	1,709
Prepaid expenses, deferred charges and other	2,497	1,762
Intangible assets, net	900	1,418
Goodwill	184,368	182,012
Deferred income taxes	272	257
TOTAL ASSETS	$361,649	$385,171

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$16,155	$17,007
Income taxes payable	532	620
Senior Notes	247,484	246,857
Obligations under capital leases	1,443	1,510
Deferred revenue	12,914	15,904
Deferred income taxes	1,680	2,214
TOTAL LIABILITIES	280,208	284,112

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding	—	—
Additional paid-in capital	400,588	400,582
Retained deficit	(306,205)	(283,190)
Accumulated other comprehensive loss	(12,942)	(16,333)
TOTAL STOCKHOLDER’S EQUITY	81,441	101,059
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$361,649	$385,171

(more)

SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

REVENUE	$23,700	$24,340	$44,295	$36,290

EXPENSES:
Depreciation and amortization	21,969	24,805	44,232	39,906
Cost of sales	33	11	43	33
Selling, general and administrative	5,005	4,668	10,651	10,627
	27,007	29,484	54,926	50,566

LOSS FROM OPERATIONS	(3,307)	(5,144)	(10,631)	(14,276)

Interest expense, net	(6,187)	(6,334)	(12,397)	(12,690)
Foreign currency exchange gains (losses)	(34)	(10)	(85)	163
Other income	96	4	96	10

Loss before income taxes	(9,432)	(11,484)	(23,017)	(26,793)
Provision (benefit) for income taxes	204	(2,249)	(2)	(3,694)

NET LOSS	$(9,636)	$(9,235)	$(23,015)	$(23,099)

(more)

Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe cash resales are an important measure of our operating performance and are useful in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. Cash resales were $12.9 million in the second quarter of 2017 compared to $19.1 million in the second quarter of 2016 and $26.9 million in the first six months of 2017 compared to $21.8 million in the first six months of 2016.

The following table summarizes the components of Seitel's revenue (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Total acquisition underwriting revenue	$4,359	$4,909	$11,272	$9,861

Resale licensing revenue:
Cash resales	12,904	19,135	26,925	21,833
Non-monetary exchanges	1,000	—	1,250	222
Revenue recognition adjustments	4,974	(64)	3,898	3,470
Total resale licensing revenue	18,878	19,071	32,073	25,525

Total seismic revenue	23,237	23,980	43,345	35,386

Solutions and other	463	360	950	904
Total revenue	$23,700	$24,340	$44,295	$36,290

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding severance and other non-routine costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, cash flows from operating activities (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Cash EBITDA	$8,409	$15,030	$17,259	$13,259
Add (subtract) other components not included in cash EBITDA:
Cash acquisition underwriting revenue	4,272	4,886	11,146	9,837
Revenue recognition adjustments from contracts payable in cash	4,974	(1,404)	3,898	2,352
Severance and other non-routine costs	(103)	(160)	(103)	(1,106)
Interest expense, net	(6,187)	(6,334)	(12,397)	(12,690)
Amortization of deferred financing costs	317	310	627	628
Decrease in allowance for doubtful accounts	—	(21)	—	(21)
Other cash operating income	—	3	—	3
Current income tax expense	(177)	(9)	(583)	(9)
Changes in operating working capital	(4,785)	(18,236)	1,007	(7,499)
Net cash provided by (used in) operating activities	$6,720	$(5,935)	$20,854	$4,754

(more)

Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for the six months ended June 30, 2017 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

Six Months Ended June 30, 2017
New data acquisition	$11,959
Cash purchases and data processing	5,413
Non-monetary exchanges	1,250
Property and equipment	250
Total capital expenditures	18,872
Less:
Non-monetary exchanges	(1,250)
Cash underwriting revenue	(11,146)
Net cash capital expenditures	$6,476

# # #